Exhibit No. 23.2

Consent of InSite Petroleum Consultants Ltd.

We hereby consent to the use of our name in the Annual Report on Form 10-K of Barnwell Industries, Inc. and to all references to us, our report concerning reserves and the data in that report appearing in the 10-K.

Date:  December 12, 2012

InSite Petroleum Consultants Ltd.

By:	/s/ L.K. Lindstrom
Name: L.K. Lindstrom, P. Eng.
Title: Managing Director

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